EXHIBIT 10(p)
                     DIRECTORS' DEFERRED FEE PLAN
                               	OF
                     NORFOLK SOUTHERN CORPORATION

                       (Effective June 1, 1982)
                     Last Amended January 23, 2001

                                PURPOSE


	The Directors' Deferred Fee Plan (the "Plan") as adopted and approved by the Board of Directors (the "Board") of Norfolk Southern Corporation ("NS"), effective June 1, 1982, and as last amended effective January 23, 2001, makes available to NS directors a deferral election with respect to the directors' annual compensation and fees to provide for retirement and death benefits and thereby facilitate individual financial planning.


SECTION 1.  ADMINISTRATION

	The Plan Administrator shall be the Board. The Board shall from time to time adopt rules and regulations determined to be necessary to ensure the effective implementation of the Plan.
The Board shall have the power to interpret the Plan, to supervise the maintenance of the deferred memorandum accounts of participants in the Plan and the method of distribution of those amounts credited to the deferred memorandum accounts pursuant to Section 4.


SECTION 2.  ELIGIBILITY

	Each NS director shall be eligible to be a participant in the Plan.


SECTION 3.  DEFERRED COMPENSATION

	An NS director may elect to have all or a specified part of the annual compensation and fees credited to a deferred memorandum account established pursuant to Section 4. The director making such an election (the "Participant") shall do so by filing with the Board by the last day of March, June, September or December of any year, beginning in 1982, an election on a form prescribed by the Board for the purpose of specifying the percent of compensation and fees to be deferred for the succeeding quarters of the election year and for succeeding years. An election so made by a Participant shall continue from year to year, unless the Participant terminates it for succeeding years by written request to the Board prior to December 31 of any year. In the event of such termination, the specified part of the Participant's compensation and fees for the balance of the calendar year following termination and previously deferred amounts shall continue to be deferred under the Plan. Until an election is made by a director during any year, the director shall be deemed to have elected to receive the entire compensation and fees for that and the succeeding years in cash.

	A person elected to fill a vacancy on the Board and who was not a director on the last day of the quarter preceding that person's election, may elect, by filing one of the aforesaid forms with the Board prior to the beginning of that director's term, to defer all or a specified part of annual compensation and fees for the balance of the calendar year following election and for succeeding years.


SECTION 4.  DEFERRED MEMORANDUM ACCOUNT

	The amount of a Participant's annual compensation and fees which, pursuant to Section 3, the Participant has elected to receive on a deferred basis shall by appropriate bookkeeping entries be credited to that Participant's deferred memorandum fixed interest or variable earnings accounts (the "Accounts") in accordance with the Plan terms and the Participant's investment election applicable to such deferral.

	The Board shall have the right to delegate to NS's chief financial officer the responsibility for supervising the maintenance of the Participants' respective Accounts and, subject to Section 6, the method of distribution of the amounts credited to the Accounts. In addition, the Board shall have the right to delegate to NS's chief financial officer the responsibility to select Hypothetical Investment Options, subject to subsection (b) of this Section, made available to Participants solely for the purpose of valuing deferrals in the Variable Earnings Accounts.

	The Accounts shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Accounts shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for ERISA or Internal Revenue Code purposes and, moreover, contingent amounts credited thereto shall not be considered plan assets for ERISA purposes. The Accounts merely provide a record of the bookkeeping entries relating to the contingent benefits that the Corporation intends to provide to Participant and thus reflect a mere unsecured promise to pay such amounts in the future.

	(a) Fixed Interest Account. Amounts deferred before January 1, 2001, shall be credited to a Participant's Fixed Interest Account as provided in this subsection. Unless otherwise stated herein or determined by the Board, each Participant's Account shall also be credited at the end of each quarter by appropriate bookkeeping entries with an amount equivalent to interest ("Interest") on the amount credited to the Participant's Fixed Interest Account at the beginning of the quarter at a rate determined by the Participant's age at the time the deferral is made. For purposes of determining the appropriate rates, a deferral is deemed to occur when the compensation and fees would otherwise have been paid. Amounts deferred on or after January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

	         Age                     	  Rate

     	      Under 45 		                7%
         			45-54                      10%
           	55-60                      11%
            Over 60                    12%

	Amounts deferred on or after January 1, 1992, and prior to January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

		   Age                     	  Rate

	   	Under  45 	                   13%
	        45-54            	        14%
	     		 55-60                     15%
		       Over 60                   16%

	Amounts deferred on or after January 1, 1987, and prior to January 1, 1992, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

		   Age                     	  Rate

	      Under  45 	                  15%
     	 		 45-54                     16%
 	      	 55-60                     17%
		       Over 60                    18%

	Amounts deferred under the Plan prior to January 1, 1987, shall accrue Interest at a rate determined by the Participant's age on January 1, 1987, as if such amounts had been deferred on January 1, 1987. Interest on each deferral shall continue to accrue at the rate determined by the Participant's age at the time the deferral is made until all benefits payable hereunder have been distributed to, or with respect to, the Participant.

	(b) Variable Earnings Account. Amounts deferred on or after January 1, 2001, shall be credited to a Participant's Variable Earnings Account as provided in this subsection. Investment funds or benchmarks shall be selected from time to time by the Plan Administrator or its designee (as provided in this Section) and made available to Participants solely for the purpose of valuing deferrals. Such funds or benchmarks shall be referred to as "Hypothetical
Investment Options."


Unless otherwise stated herein or determined by the Board of Directors, an amount equivalent to earnings or losses ("Earnings") shall accrue on or be deducted from all deferrals, beginning when the compensation and fees would otherwise have been paid, in accordance with the Participant's selection of Hypothetical Investment Options. Earnings shall be determined based upon the Hypothetical Investment Option(s) elected by the Participant. If a Participant does not elect Hypothetical Investment Options for the deferrals, then Earnings shall be determined based on such Hypothetical Investment Options as may be designated by the Plan Administrator to apply in the absence of an election. Participants will be required to elect a Hypothetical Investment Option(s) at the time a deferral election is made for amounts deferred on or after January 1, 2001, and such investment election will apply to all subsequent deferrals until the Participant changes such election. Participants will be permitted at any time prior to the complete pay out of their Variable Earnings Account balance to elect to change their Hypothetical Investment Option(s) with respect to all or part of their Variable Earnings Account balances effective as soon as practicable following such election.
The procedure for electing to change a Hypothetical Investment Option(s) will be established by the Plan Administrator. An election to change a Hypothetical Investment Option for part of a Variable Earnings Account balance must be made in increments of 1% of the Variable Earnings Account balance, with a minimum balance transfer of $500.00.

	While a Participant's Accounts do not represent the Participant's ownership of, or any ownership interest in, any particular assets, the Participant's Variable Earnings Account shall be adjusted in accordance with the performance of the Hypothetical Investment Options chosen by the Participant. Any cash earnings generated under a Hypothetical Investment Option (such as interest and cash dividends and distributions)shall be deemed to be reinvested in that Hypothetical Investment Option. All notional acquisitions and dispositions of Hypothetical Investment Options which occur within a Participant's Variable Earnings Account, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Plan Administrator shall determine to be administratively feasible in its sole discretion and the Participant's Variable Earnings Account shall be adjusted accordingly. In the event of a Change in Control, the practices and procedures for determining any Earnings credited to any Participants' Variable Earnings Accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or otherwise in effect, as of the date of the Change in Control.



SECTION 5.  RESTRICTIONS

	The Participants shall have only those rights in respect of the amounts credited to their Accounts specifically set forth herein.

	No Participant may, prior to the distribution of funds pursuant to Section 6, sell, assign, transfer (except to a death beneficiary or beneficiaries by will or descent), distribute, pledge as collateral for a loan or as security for the performance of any obligation, exchange or otherwise dispose of any interest in the amounts credited to that Participant's Accounts.

	The amounts credited to the Accounts shall remain assets of NS until distributed to Participants pursuant to Section 6.


SECTION 6.  DISTRIBUTION

	(a)  Fixed Interest Account.  Except as otherwise provided in
Section 7, distributions of the amounts credited to a Participant's Fixed Interest Account shall be made in ten annual cash installments beginning with the first day of the calendar year immediately following the year when a Participant ceases to be an NS director by retirement or otherwise.

	Upon the death of a Participant prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and interest credited to the Fixed Interest Account shall be payable to the death beneficiary or beneficiaries in full on the first day of the calendar year following the year in which the Participant dies.

      (b) Variable Earnings Account.  Except as otherwise provided in
Section 7, a Participant may elect to have the amounts credited to the Variable Earnings Account distributed beginning with the first day of the calendar year immediately following the year when the Participant ceases to be an NS director by retirement or otherwise, or the Participant may select a prior distribution date which is the earlier of retirement or a specified date at least five (5) years but not more than fifteen (15) years after the calendar year applicable to the deferral ("Specified Date"). For benefits to be distributed after a Participant ceases to be an NS director, the Participant may elect to be paid in one lump sum or in a pay out period of five (5), ten (10), or fifteen (15) years in annual installments. Any benefit which the Participant has elected to have distributed on a Specified Date will be paid in one lump sum. If the Participant fails to elect the time and form of distribution of his deferral, the Participant's distribution will be made in one lump sum after the Participant ceases to be an NS director by retirement or otherwise.

	All distribution elections described in this Section 6(b) must be made by the Participant no later than December 31 of the year prior to the calendar year for which the deferrals will be made or any earlier date prescribed by the Plan Administrator. A distribution election so made shall apply to all deferrals during the upcoming calendar year, and the election shall continue from year to year unless the Participant makes another election for succeeding years prior to December 31 of any year. A distribution election may be changed, provided however that such change shall be effective only if it is made (i) at least thirteen months prior to distribution of the benefits and (ii) is approved by the Plan Administrator.

	For each calendar year's deferrals for which the Participant elected to have the benefit distributed on a Specified Date, the Participant shall be paid the amount in the Account for that calendar year's deferrals as soon as practicable after the date selected
(or upon ceasing to be an NS director, if earlier).

	For a Participant who did not elect distribution on a Specified Date, the Participant shall be paid, for lump sum distributions, on January 1 of the calendar year following the date the Participant ceases to be an NS director the amount in the Variable Earnings
Account which is attributable to deferrals for which the Participant elected to have the benefit distributed on such date in a lump sum.
For distributions other than lump sum distributions, payments shall commence in January of the calendar year following the date the Participant ceases to be an NS director and shall be made in installments in January of each year for each applicable deferral based on the distribution elections made by the Participant at the time of deferral. The annual installment payment for each applicable deferral shall be an amount equal to the remaining balance in the Participant's Account for that deferral, valued at the end of the calendar year preceding the installment payment, divided by the remaining number of annual payments not yet distributed for that deferral.

	Upon the death of a Participant prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and Earnings credited to the Variable Earnings Account shall be payable to the death beneficiary or beneficiaries in full on the first day of the calendar year following the year in which the Participant dies.


SECTION 7.  CHANGE IN CONTROL

	If, on the date of a Change in Control, a Participant who was serving as a director of NS on the day immediately preceding the date of a Change in Control has not been nominated and elected a director of the publicly owned entity that owns directly or indirectly all or substantially all the assets owned directly or indirectly by NS prior to the Change in Control (provided, however, that continued service as a director of NS after any circumstance or event constituting a Change in Control shall not constitute a waiver of the rights provided in this Section 7 with respect to any subsequent circumstance or event constituting a Change in Control), then, notwithstanding the provisions of Section 6, such Participant shall receive a lump-sum cash payment equal to the present value on the Participant's last day of service as a director, using a discount rate of 4.5 percent, of the stream of annual installment payments that the Participant would have received had the Participant served as a director until the latest date permitted under the Retirement Policy for NS directors as in effect on the day before the Change in Control. For the Variable Earnings Account, the projected
Earnings used to determine such stream of annual payments will be calculated in accordance with the Interest rate specified in
Section 4(a) based on the Participant's age immediately preceding the date of a Change in Control and applied to the Participant's Variable Earnings Account balance on such date. This payment will be in full satisfaction of all amounts credited to the Participant's Accounts.

	A Change in Control shall occur upon any of the following circumstances or events:

	(i)	NS consummates a merger or other similar control-type
transaction or transactions (however denominated or effectuated) with another corporation or other entity (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or entity is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of NS directors (Voting Stock);

    	(ii)	NS consummates any stockholder-approved consolidation or
dissolution (however denominated or effectuated) pursuant to a recommendation of the Board;

   	(iii)	At any time, Continuing Directors (as herein defined) shall
not constitute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of NS for at least twenty-four (24) consecutive months before such time and
(ii) each individual who was nominated or elected to be a director of NS by at least two-thirds (2/3) of the Continuing Directors at the time of such nomination or election); or

	(iv)	NS sells all or substantially all of its assets to any
other corporation or other entity, and less than eighty percent
(80%) of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale.


SECTION 8.  RECALCULATION EVENTS

	NS's commitment to accrue and pay Interest and Earnings as provided in Section 4 is facilitated by the purchase of corporate-owned life insurance purchased on the lives of eligible Participants.
If the Board, in its sole discretion, determines that any change whatsoever in Federal, State or local law, or in its application or interpretation, has materially affected, or will materially affect, the ability of NS to recover the cost of providing the benefits otherwise payable under the Plan, then, if the Board so elects, a Recalculation Event shall be deemed to have occurred. If a Recalculation Event occurs, then Interest and/or Earnings shall be recalculated and restated using a lower rate of Interest and/or Earnings determined by the Board, but which shall be not less than one-half (1/2) the rate of Earnings provided for in Section 4(b) or one-half (1/2) the rate of Interest provided in Section 4(a), as applicable.


SECTION 9.  AMENDMENTS

	The Board in its sole discretion may at any time modify or amend any provisions of the Plan, or suspend or terminate the Plan. However, except as otherwise provided in Section 8, no modification, amendment, suspension or termination of the Plan may, without the Participant's consent, apply to or affect the rights of a Participant in respect of amounts credited to the Participant's Account for any month ended prior to the effective date of that modification, amendment, suspension or termination.


SECTION 10.  NATURE AND SOURCE OF PAYMENTS

	The obligation to make payments hereunder with respect to each Participant shall constitute a liability of NS to the Participant and any death beneficiaries in accordance with the terms of the Plan.
NS may establish one or more grantor trusts to which NS may transfer such assets as NS determines in its sole discretion to assist in meeting its obligations under the Plan. The provisions of the Plan shall govern the rights of NS, Participants and the creditors of NS to the assets transferred to the trust. NS' obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce NS' obligations under this Plan.

	Participants and beneficiaries shall stand in the position of unsecured creditors of NS, and all rights hereunder are subject to the claims of creditors of NS.


SECTION 11.  EXPENSES OF ADMINISTERING PLAN

	All expenses of administering the Plan shall be borne by NS, and no part thereof shall be charged against the benefit of any Participant, except the costs of the Hypothetical Investment Options in the Variable Earnings Account, which shall be charged against the value of deferrals measured against those funds.


SECTION 12.  FACILITY OF PAYMENT

	If the Board shall find that any individual to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident or is a minor or other person under legal disability, any payment due such individual (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister of such individual, or to any other person deemed by the Board to have incurred expenses of such individual, in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of NS with respect thereto under the Plan.


SECTION 13.  CONTINUED SERVICE

	Nothing contained herein or in a deferral agreement shall be construed as conferring upon any Participant the right nor imposing upon the Participant the obligation to continue in the service of NS in any capacity.


SECTION 14.  DISPUTED QUESTIONS

	Any disputed question arising under the Plan, including questions of construction and interpretation, shall be determined conclusively and finally by the Board.


SECTION 15.  EFFECTIVE DATE

	The Plan became effective on June 1, 1982, and was last amended effective January 23, 2001.